Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Apparel Holding Corp. of our report dated July 11, 2013, except for the effects of the discontinued operations discussed in Note 4 to the consolidated financial statements as to which the date is September 24, 2013, relating to the consolidated financial statements and financial statement schedules of Apparel Holding Corp., which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

October 9, 2013